                         Kaleidoscope Media Group, Inc.
                              345 Park Avenue South
                               New York, NY 10010

                                Vendor Agreement

     This Vendor Agreement ("Agreement") is executed this December 18, 1996 between the Kaleidoscope Media Group, Inc., a Delaware Corporation with principal offices located at 345 Park Avenue South, New York, NY ("KMG"), and HSN Direct Int. LTD ("HSN Direct") a company in England, having an office at 11831 30th Court North, St. Petersburg, Florida 33716.

                                    Agreement

1. Purpose

1.1. KMG is developing the Celebrity Showcase for advertiser-supported transaction entertainment programming. HSN Direct is in the business of providing various services in connection with the sale of products through infomercials and transactional programming. KMG shall develop, produce and broadcast a pilot program and, if warranted, a subsequent U.S. syndicated, daily, sales/entertainment interactive program with thc working title Celebrity Showcase ("CS").

1.2 It is the intent of the parties to enter into a Vendor Agreement such that HSN Direct will provide certain services described herein, and that the pilot and possible daily program be reformatted to be suitable for international exploitation by HSN Direct as infomercials.

1.3 HSN Direct shall pay an "origination fee" to KMG, equal to seventy five thousand dollars ($75,000). Payment by HSN Direct is to be made upon execution of this Agreement but no later than December 24, 1996. By virtue of paying the said origination fee, HSN Direct shall be entitled to earn an "origination rebate" from KMG, (as defined herein) as relates to the pilot program. HSN shall also be entitled to execute an option to participate in the subsequent daily series, such option to be at the sole discretion of HSN Direct, to be communicated in writing to KMG within sixty days (60) following broadcast of the pilot.

1.4 Notwithstanding any other terms and conditions contained within this Agreement, HSN Direct's right to exercise the option to continue with the series is conditional upon written authorization from HSN Direct's Board of Directors and written authorization of the Board of the Home Shopping Network, such authorization as stipulated in Schedule II attached to this Agreement.

2. Definitions

2.1. As used in this Agreement, "infomercials" are defined as transactional television programming, specifically created to introduce, promote and sell consumer products directly, via telephone ordering. Such programming is usually half hour in length, although shorter (e.g. 30 second, 1 minute and 2 minute direct response shortform) programs are also utilized.

2.2. As used in this Agreement, "production costs" are defined as all costs associated with the creation and development and delivery finished programs, infomercials and the like, on tape, ready for broadcast. Such costs include, but are not limited to, direct costs for research, writing, studio costs, location costs, legal fees, wardrobe, technical personnel, directors, producers, materials, per diems, celebrity fees, etc. and overhead allocations for administration, systems, and management.

2.3. As used in this Agreement, "net profits" are defined as the net earnings of the program calculated as: the total of all revenues, actually received from all sources, earned by CS, less all costs associated with CS, including, but not limited to, distribution, promotion, production, and direct project overhead.

2.4 As used in this Agreement, "origination rebate" is defined as an amount to be paid to HSN Direct, calculated as a percentage of the net profits as defined in Section 2.3 above. Said percentage shall be proportional to the percentage paid by HSN Direct into the development and production budget. Such rebates are to be paid thirty days (30) after the close of each fiscal quarter.

2.5 As used in this Agreement, "net proceeds" are defined as gross revenues on product sales, less the cost of the product, less the HSN Direct mark-up as defined in Section 6.1.1 herein, less any fees or royalties payable to third parties.

3. KMG Projects ("Programs") covered under this Agreement:

     a) Celebrity Showcase - Pilot

     b) Celebrity Showcase - Daily Program

4. Term

4.1. The term of this Agreement shall commence upon execution and shall terminate thirty days subsequent to broadcast of the pilot, unless the option to continue with the daily series is exercised by HSN Direct, as per Section 1.3 herein. Upon exercise of the said option, the Agreement shall continue until dissolved by mutual Agreement of the Parties or as otherwise provided for in this Agreement.

5. Place of Business

5.1. The principal place of business KMG for the projects covered under this Agreement is 1990 South Bundy Drive, Suite 725, Los Angeles, CA.

6. Nature of Vendor Services

6.1. HSN Direct shall provide the following services in connection with the Programs as required by KMG at cost plus a reasonable markup, with the mutual understanding that direct costs associated with providing these services shall be compensated by the fee provided for in Section 8.1 herein.

     I. Source and obtain products;
     II. Warehouse the products;
     III. Fulfill orders.

6.1.1 It is the intent of the Parties to minimize financial risk regarding purchasing of product into inventory and are agreed that initially, product shall be acquired on the following basis: (1) Best of HSN, (2) on consignment,
(3) readily available within 30 days, (4) 3rd party financing, (5) liquidation. It is agreed by the Parties that HSN Direct shall be the exclusive supplier of product, unless mutually agreed otherwise. Product provided by HSN Direct shall be at true cost plus a reasonable markup.

6.2. In territories where HSN Direct shall obtain foreign distribution for the CS broadcasts through international licensing, HSN Direct shall retain fifty percent (50%) the net proceeds, as defined in Section 2.5 herein, of all such international revenues received, prior to remitting the balance to KMG.

6.2.1 HSN Direct shall have the exclusive right to create or cause to be created an infomercial, for either international or domestic use, of any length utilizing some or all of the footage in CS with respect to products introduced and developed by HSN Direct. For products introduced and developed for CS by any entity other than HSN Direct, CS shall make a best effort to offer the right of first refusal to HSN Direct to obtain the rights to the infomercial, provided such rights are available to CS. HSN Direct shall retain fifty percent (50%) of the net proceeds as defined in Section 2.5 herein, and remit the other fifty percent of the net proceeds to KMG.

6.3 In territories where KMG shall obtain foreign distribution for the CS broadcasts through international licensing, or obtain sales of CS product through other means, KMG shall retain twenty-five percent (25%) the net proceeds, as defined in Section 2.5 herein, of all such international revenues received, that shall not be included when calculating the net profit of CS.

6.4. HSN Direct shall provide information related to fulfillment, product sourcing, and other transactions related to CS activity, as may be necessary and mutually agreed to allow accurate accounting by KMG.

6.5. KMG shall develop program concepts, obtain the services of entertainment or sports personalities to promote the Products, shall obtain agreements with television stations for domestic U.S. broadcast (syndication) and be responsible for delivering Programs ready for broadcast. On any and all domestic distribution revenues KMG shall retain a thirty-five percent (35%) distribution fee that shall not be included when calculating the net profit of CS.

6.6. KMG shall provide personnel to manage Program development, and shall be responsible for budget development and subsequent accounting and reporting of actual results.

6.7. All properties created under this Agreement (such as, but not limited to, programs and infomercials) and all rights to exploit such properties, shall from the inception of the project, exclusively and perpetually, throughout the universe, be owned by KMG.

6.8. Authorization to include any additional projects under the terms of this Agreement is to be mutually agreed in writing by KMG and HSN Direct, subsequent to concept development and creation of a project budget, and prior to costs being incurred.

6.9. Any and all disputes and claims arising out of this Agreement shall be settled and determined by arbitration as stipulated in Section 15.2. herein.

6.10. This Agreement shall be deemed non-exclusive to either party, with the exception of syndicated transactional programming, such as the CS program undertaken by the Parties through this Agreement and described herein.

7. CS Program

7.1 The initial project shall be the production of a CS pilot; one hour program, intended for broadcast in January of 1997. The budget of the pilot is not to exceed $150,000 for production and distribution costs; any increase above this limit that may be necessary, shall be mutually agreed by both parties in writing in advance of any such additional expenditure. The pilot is to be produced and broadcast from Los Angeles, California, and it is the intent of the parties to broadcast said pilot program internationally.

7.2 Subsequent to the broadcast of the pilot, management of KMG and HSN Direct shall meet to evaluate the results of the pilot, and if mutually agreed, KMG shall proceed with the development of daily show, to be broadcast commencing as early as July 1997, but no later than September 1997.

7.3 Should HSN Direct, at their sole discretion, decide not to exercise the option to continue with the daily series, KMG shall have the sole discretion whether to continue the program without the participation of HSN Direct.

7.4 Description of the CS format and program is attached as Exhibit I.

8. Guaranteed Fee

8.1. Notwithstanding other payment provisions herein, and conditional upon HSN Direct's exercise of the option to continue with the daily series per Section
1.3 and Section 1.4 herein, HSN Direct shall receive a guaranteed fee of ten thousand dollars ($10,000.00) per month during CSL's first two fiscal years, or a shorter period of time should CS be dissolved earlier than the said two fiscal years. Such amount shall be considered an advance of the origination rebate specified in Section 2.4 and shall commence no later than February, 1997. No payments beyond the said minimum guarantee shall be paid to HSN Direct until any and all CS losses, and/or net profit shortfalls are recovered by KMG sufficient to achieve a percentage of actual net profits equivalent to the relationship specified in Section 2.4. Further, no payments beyond the said minimum guarantee shall be paid to HSN Direct until KMG receives payments from net profits equal to those received by HSN Direct.

8.2 Notwithstanding the provisions of Section 8.1 above, the Parties recognize that consumer response to CS may be much greater than is initially anticipated, and that the increased volume of orders of product sold through CS could necessitate additional personnel being hired by HSN Direct. The Parties intend that under such circumstances as described within this section, the guaranteed fee as specified in Section 8.1 may be increased by mutual agreement of the Parties.

8.3 KMG acknowledges that no partnership or joint venture of any kind is intended to be created by this Agreement, and that neither party nor any of its officers, employees, agents or representatives is an employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor. Neither party has, nor shall it hold itself out at as having, any right, power or authority to create any contract obligation, either express or implied, on behalf of, in the name of, or binding upon the other party, unless such other party shall consent thereto in writing. Each party shall have the right to appoint and shall be solely responsible for its own employees, agents and representatives, who shall be at such party's own risk, expense and supervision and shall not have any claim against any other party for compensation or reimbursement.

9. Accounting

9.1. HSN Direct shall provide information related to product fulfillment, product pricing and sourcing, foreign distribution agreements and any other transactions related to HSN Direct activity on behalf of CS, as may be necessary and mutually agreed to provide accurate and timely accounting for CS.

9.2 At all times during the continuance of CS, KMG and HSN Direct shall keep accurate books of account in which all matters relating to the Programs, including all income, expenditures, assets and liabilities. KMG and HSN Direct shall each have the right to inspect relevant accounting records pertaining to transactions related to CS.

9.3. A complete accounting by KMG of CS as of the close of business on the last day of each calendar month of each year shall be available within twenty (20) days after the close of the month. On each accounting being made, status of the net profits and losses of CS shall be provided. Except as to manifest errors brought to the attention of KMG within thirty (30) days after its rendition, each such accounting shall be final and conclusive.

10. Fiscal Year

10.1. The fiscal year of KMG ends on the 31st day of December of each year.

11. Termination of Agreement

11.1. Either party may terminate this Agreement upon 30 days notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or obligations under this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party, provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such 30-day notice period, then such notice of termination shall be deemed rescinded. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

12. Force Majeure.

12.1. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article shall not be applicable to any payment obligations of either party.

13. Proprietary Information.

13.1 The customers, business, products, technology, business connections, customer lists, procedures, operations, techniques and other aspects of the business of either Party are established at great expense and protected as confidential information and trade Secrets and provide the Parties with a substantial competitive advantage. Both Parties shall have access to, and be entrusted with, trade secrets, confidential information and proprietary information, and either would suffer great loss and injury if the other Party would disclose this information or use it to for competitive advantage. Consequently, the Parties agree that during their relationship and for one year thereafter, they will not directly or indirectly, either individually or as an employee, agent, partner, shareholder, or in any other capacity, use or disclose, or cause to be used or disclosed, any trade secret, confidential information or proprietary information acquired during the relationship.

14. Indemnification.

14.1 HSN Direct agrees to defend, indemnify, and hold KMG harmless from any and all reasonable liabilities, losses, costs, damages, penalties and any other expenses including attorneys fees arising directly or indirectly, either from HSN Direct's acts or omissions or HSN Direct's breach of any obligation imposed or sought to be imposed by or according to this Agreement. KMG shall not be liable to HSN Direct, or to anyone who may claim any right due to a relationship with HSN Direct, for any acts or omissions by HSN Direct in the performance of this Agreement or on the part of the employees or agents of HSN Direct.

14.2 KMG agrees to defend, indemnify, and hold HSN Direct harmless from any and all liabilities, losses, costs, damages, penalties and any other expenses including attorneys fees arising directly or indirectly, either from KMG's acts or omissions or KMG's breach of any obligation imposed or sought to be imposed by or according to this Agreement. HSN Direct shall not be liable to KMG or to anyone who may claim any right due to a relationship with KMG for any acts or omissions by KMG in the performance of this Agreement or on the part of the employees or agents of KMG.

15. Resolution of Disputes:

15.1 Each party acknowledges and agrees that, if there is any breach of this Agreement, including, without limitation, unauthorized use or disclosure of Proprietary Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by money damages and therefore will not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

15.2 Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement will be referred to mediation before, and as a condition precedent to, the initiation of any adjudicative action or proceeding, including arbitration. The mediation will be held in New York City, NY. Either party may demand mediation in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail. Furthermore, if within thirty (30) days after such demand, the parties have not agreed upon a mediator and commenced mediation, the matter will be referred to arbitration under Section 12.

16. Notice

16.1. Any and all notices between the parties provided for or permitted under this Agreement by law shall be in writing and shall be deemed duly served when personally delivered to either party, or, in lieu of such personal service, when deposited in the United States Mail, certified, postage prepaid, addressed to either party at the address of the principal place of business and signed copy of that notice shall be filed and kept with the books of CS.

17. Entire Agreement

17.1. This document is the entire and only Agreement of the KMG and HSN Direct relating to CS and correctly defines the rights, duties and obligations of each to the other in connection with CS as of its Commencement date. Any prior Agreements, promises, negotiations, or representations not expressly defined in this Agreement are of no force or effect. Any modifications, additions, or alterations of this Agreement must be in writing and signed by both KMG and HSN Direct.



For HSN Direct: /s/ [ILLEGIBLE]
                ----------------------------
Date: 4/7/97


For KMG: /s/ [ILLEGIBLE]
         -----------------------------------
Date:

                         Kaleidoscope Media Group, Inc.
                              345 Park Avenue South
                                New York, NY 10010



          Addendum to 12/18/96 Vendor Agreement - Revised March 31,1997

     This Addendum to the Vendor Agreement ("Agreement") dated December 18, 1996 and revised March 31, 1997, between the Kaleidoscope Media Group. Inc, a Delaware Corporation with principal offices located at 345 Park Avenue South, New York, NY ("KMG"), and HSN Direct Int. LTD.("KSN Direct") a company in England, having an office at 11831 30th Court North, St. Petersburg, Florida 33716. is executed by KMG and HSN Direct, this day of March 31, 1997.

Notwithstanding any existing terms and conditions of the said Agreement of December 18th 1996, KMG and HSN Direct agree to the following, and the said Agreement is amended accordingly;

1. The guaranteed monthly fee paid to HSN Direct, per section 8.1 of the Agreement shall be fifteen thousand dollars ($15,000.00) per month, paid by KMG beginning March 1997, during CSL's first two fiscal years, or a shorter period of time should CS be dissolved earlier than the said two fiscal years. HSN Direct shall have no obligation to proceed beyond August 1997 but subject to 4 below shall have the option to continue longer. Profit shares/origination fees in 5.6 and 7 below shall relate to the HSN Direct period of participation.

2. The program originally referred to in the Agreement as Celebrity Showcase Live, shall be entitled Celebrity Showcase ("CS"), and shall not be broadcast live, but shall be broadcast daily from tape.

3. KMG has created an entity, Celebrity Showcase LLC ("CS LLC") to produce the program and enter into distribution, talent and advertising agreements associated with CS.

4. HSN Direct's responsibility shall be for advising on product selection and HSN Direct shall not be responsible for funding product or inventory or for payment for product, warehousing, fulfillment or any other liabilities of CS LLC or KMG. As such, HSN Direct shall not be responsible as a partner in the venture and KMG shall not hold HSN Direct out as being so responsible.

5. The commitment between the Parties for the CS broadcast shall be for thirteen
(13) weeks, however, upon analysis of the actual result of the first two weeks broadcasts, a decision may be made by the Parties, by mutual agreement, to halt production of the program after four (4) weeks. All carriage agreements with distributors and stations shall include a provision to allow the cancellation of programming and station/operator guarantees, with four weeks (4) notice.

6. If a third party enters into an agreement with KMG, so that under said agreement the third party provides funding for CS development, production and marketing, the third party shall retain one hundred percent (100%) of all CS net profits, until such time as all investment financing is fully recouped. Subsequent to recoupment, the third party shall retain fifty percent of all CS net profits and KMG shall retain twenty five percent (25%) of the net profit. HSN Direct shall be provided an origination fee equal to the remaining twenty-five percent (25%) of the net profit.

7. In the absence of any third party financing and KMG shall fund the development, production and marketing of CS, then KMG shall retain one hundred percent (100%) of all CS net profits, until such time as such funding is fully recouped. Subsequent to recoupment, KMG shall retain seventy five percent (75%) of the net profits and the origination fee paid to HSN Direct shall be twenty-five percent (25%).

8. If HSN Direct and KMG jointly fund development, production and marketing of CS, then one hundred percent (100%) of all CS net profits, shall be retained by the Parties in proportion to their respective funding investments until such time as all such financing is fully recouped. Subsequent to recoupment, the HSN Direct and KMG shall equally share (fifty percent/fifty percent) of all CS net profits. Any such funding by HSN Direct shall be at its sole option and subject to its express agreement in writing.


For KMG:                                       For HSN Direct Ltd.



/s/ Henry Siegel                               /s/ Kevin Harrington    4/7/97
---------------------------                    --------------------------------
Henry Siegel          Date                     Kevin Harrington         Date